Exhibit 10.1

Summary of Compensation for Named Executive Officers

All of the executive officers of Cheniere Energy, Inc. (“Cheniere”) are “at will” employees and none of them has an employment or severance agreement, other than as provided under the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan. The unwritten arrangements under which Cheniere’s executive officers are compensated include:

•	a salary, reviewed annually by the Compensation Committee of the Board of Directors of Cheniere;

•	eligibility for a discretionary annual cash bonus, as determined by the Compensation Committee;

•	eligibility for awards under Cheniere’s Amended and Restated 2003 Stock Incentive Plan, as determined by the Compensation Committee;

•	health, life, disability and other insurance and/or benefits; and

•	vacation, paid sick leave and all other employee benefits.

On January 5, 2007, Cheniere’s Compensation Committee approved base salary increases for all of Cheniere’s executive officers, effective as of January 1, 2007. In addition, the Compensation Committee approved a bonus payment for each executive officer with respect to the year ended December 31, 2006 (the “2006 Bonus Amount”). The 2006 Bonus Amount will be paid in restricted shares of Cheniere’s common stock to be issued on January 12, 2007 (the “Date of Grant”). The number of restricted shares to be issued will be determined based on a 25% discount to the closing price of the Company’s common stock as reported on the American Stock Exchange on the Date of Grant. Vesting will occur for one-third of the restricted shares on each anniversary of the Date of Grant beginning on the first anniversary of the Date of Grant. The following table sets forth the 2007 annual base salary and the 2006 Bonus Amounts for each of Cheniere’s principal executive officer, principal financial officer and the other executive officers named in the Summary Compensation Table in our Proxy Statement filed in 2006:

Executive Officer	2007 Annual Base Salary	2006 Bonus Amount
Charif Souki Chairman and Chief Executive Officer	$577,500	$1,718,750
Stanley C. Horton President and Chief Operating Officer	$446,250	$1,062,500
Walter L. Williams Vice Chairman	$262,500	$468,750
Don A. Turkleson Senior Vice President and Chief Financial Officer	$262,500	$468,750
Keith M. Meyer Senior Vice President, Marketing	$262,500	$468,750